UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 11)*

CTI Industries Corporation
(Name of Issuer)

Common Stock, No Par Value
(Title of Class of Securities)

125961 30 0
(CUSIP Number)

January 30, 2012
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)

☒	Rule 13d-1(c)

☐	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person=s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be Afiled@ for the purpose of Section 18 of the Securities Exchange Act of 1934 (AAct@) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 125961 30 0	13G	Page 2 of 5 Pages

NAME OF REPORTING PERSON
1	S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Howard W. Schwan

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

2	(a) ☐
(b) ☐

SEC USE ONLY
3

CITIZENSHIP OR PLACE OF ORGANIZATION
4
United States

		SOLE VOTING POWER
	5
NUMBER OF		187,907

SHARES
		SHARED VOTING POWER
BENEFICIALLY	6

OWNED BY

EACH		SOLE DISPOSITIVE POWER
	7
REPORTING		187,907

PERSON
		SHARED DISPOSITIVE POWER
WITH	8

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

9
187,907

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
5.8%

TYPE OF REPORTING PERSON*
12
IN

CUSIP NO. 125961 30 0	13G	Page 3 of 5 Pages

ITEM 1.

(a)      Name of Issuer

CTI Industries Corporation

(b)      Address of Issuer=s Principal Executive Offices

22160 North Pepper Road

Barrington, Illinois 60010

ITEM 2

(a)      Name of Person Filing

Howard W. Schwan

(b)      Address of principal Business Office or, if none, Residence

22160 North Pepper Road
Barrington, Illinois 60010

(c)     Citizenship

United States

(d)    Title of Class of Securities

Common Stock, No Par Value

(e)    CUSIP Number

125961 30 0

ITEM 3

N/A

ITEM 4 OWNERSHIP

(a)    Amount Beneficially Owned

187,907

 (b)    Percent of Class

5.8%

CUSIP NO. 125961 30 0	13G	Page 4 of 5 Pages

 (c)    Number of shares as to which such person has:

(i)    sole power to vote or to direct the vote

187,907

(ii)    shared power to vote or to direct the vote

(iii)    sole power to dispose or to direct the disposition of

187,907

(iv)    shared power to dispose or to direct the disposition of

ITEM 5    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

N/A

ITEM 6    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

N/A

ITEM 7    IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

N/A

ITEM 8    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

N/A

ITEM 9    NOTICE OF DISSOLUTION OF GROUP.

N/A

ITEM 10    CERTIFICATION.

N/A

CUSIP NO. 125961 30 0	13G	Page 5 of 5 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct. The filing of this statement shall not be construed as an admission that the undersigned is for the purpose of Section 13(d) or 13(g) of the Act, the beneficial owner of any securities covered by this statement.

January 30, 2012
Date

/s/Howard W. Schwan